EXHIBIT NO. 99.1

News Release

[LOGO]

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports $83.1 Million Net Income For Third Quarter of 2004

Company to Make Advanced Contribution to Pension Fund and Reduce Debt

MIDDLETOWN, OH, October 26, 2004 – AK Steel (NYSE: AKS) today reported net income of $83.1 million, or $0.76 per share of common stock, for the third quarter of 2004, compared to a net loss of $277.5 million, or $2.56 per share in the third quarter of 2003. The 2004 third quarter reported results include both a tax benefit of $50.2 million, or $0.46 per share, related to continuing operations, and a tax provision of $35.5 million, or $0.33 per share, associated with the sale of discontinued operations during the first half of 2004, which together resulted in a net tax benefit of $14.7 million, or $0.13 per share. Excluding the net tax benefit, the company’s earnings were equivalent to $68.4 million, or $0.63 per share.

AK Steel said its operating profit during the 2004 third quarter was $94.5 million, or $61 per ton, compared to an adjusted operating loss of $123.8 million, or $82 per ton in the third quarter of 2003, which excluded an impairment of goodwill charge of $101.2 million. Including the impairment of goodwill charge, the third quarter 2003 operating loss was $225 million.

Net sales in the third quarter of 2004 were a record $1,337.3 million on shipments of 1,541,800 tons, compared to net sales of $1,021.1 million on shipments of 1,502,700 tons in the year-ago quarter.

“The turnaround of AK Steel continues, propelled by a strong steel market and our constant focus on the second phase elements of our recovery,” said James L. Wainscott, president and CEO of AK Steel. “In that regard, we have made measurable progress in establishing more favorable contract sales agreements and more competitive labor agreements, and we are developing our long-term raw materials strategy, all toward the goal of increasing and sustaining AK Steel’s profitability for the long-run,” he said.

The company said its average steel selling price was a record $866 per ton in the third quarter of 2004, up 32% from the third quarter of 2003 and about 4% higher than the $835 per ton average in the second quarter of 2004. AK Steel said continued strong global demand for steel lifted shipment volumes and spot market selling prices. The company said its selling prices were also higher as a result of surcharges implemented to partially offset unprecedented high prices for raw materials and energy.

Results For The First Nine Months of 2004

For the first nine months of 2004, the company reported net sales of $3,783.5 million on shipments of 4,621,200 tons, compared to net sales of $2,987.7 million on shipments of 4,267,100 tons for the first nine months of 2003. Operating profit for the first nine months of 2004 was $152.4 million, or $33 per ton, compared to an adjusted operating loss of $282.1 million, or $66 per ton, for the first nine months of 2003, exclusive of the previously mentioned impairment of goodwill charge. Including the impairment of goodwill charge, the operating loss for the first nine months of 2003 was $383.3 million.

Net income of $341.2 million, or $3.13 per share, for the first nine months of 2004 includes $211.9 million, or $1.95 per share, for the combined gain on the sale of Douglas Dynamics and Greens Port Industrial Park in Houston. For the same period in 2003, AK Steel reported a net loss of $396.5 million, or $3.66 per share.

AK Steel said its liquidity at the end of the third quarter of 2004 totaled $775 million, including cash of $314 million, and availability of $461 million under its two credit facilities. The company said it had no cash borrowings under its credit facilities at any time during the third quarter.

Company to Make Advanced Pension Fund Contribution and Reduce Debt

The company said that, based on its improved financial performance and cash position, its board of directors has authorized it to contribute $150 million to its pension trust fund. The contribution will be made in January 2005, well ahead of the next anticipated required pension funding of approximately $300 million due in 2006. The 2005 payment will reduce the company’s 2006 projected pension funding obligation by approximately 50%, as well as lower annual pension expense by approximately $13 million.

The company also said that it will redeem in December its outstanding 9% Senior Notes Due September 2007, as well as its outstanding 8 7/8% Senior Notes Due December 2008. The company said the redemption of these notes would reduce its outstanding debt by approximately $150 million, and reduce its annual interest expense by approximately $14 million.

“We are pleased to again demonstrate our commitment to honor our pension obligations, improve our balance sheet and enhance our future earnings with these actions,” said Mr. Wainscott.

Outlook

AK Steel said that despite rising prices for steelmaking inputs, especially scrap and purchased slabs, the company expects to generate higher operating income in the fourth quarter than the third quarter level. The company said the higher input costs are expected to be offset by increased shipments and higher selling prices.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. The statements in this release with respect to future earnings reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

-more

AK Steel Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Shipments (000 tons)	1,541.8	1,502.7	4,621.2	4,267.1
Selling price per ton	$866	$654	$816	$679

Net Sales	$1,337.3	$1,021.1	$3,783.5	$2,987.7

Cost of products sold	1,142.3	1,026.2	3,315.9	2,912.4
Selling and administrative expenses	49.3	61.3	156.2	186.2
Depreciation	51.2	57.4	159.0	171.2
Goodwill impairment	—	101.2	—	101.2

Total operating costs	1,242.8	1,246.1	3,631.1	3,371.0

Operating profit (loss)	94.5	(225.0)	152.4	(383.3)

Interest expense	26.6	30.3	83.9	87.4
Other income	0.5	0.8	0.7	3.1

Income (loss) before income taxes	68.4	(254.5)	69.2	(467.6)

Deferred tax asset valuation allowance	—	87.3	—	87.3
Income tax benefit	(50.2)	(55.8)	(53.2)	(139.9)

Income (loss) from continuing operations	118.6	(286.0)	122.4	(415.0)

Income (loss) from discontinued operations, net of tax	(1.1)	8.5	6.9	18.5
Gain (loss) on the sale of discontinued operations, net of tax	(34.4)	—	211.9	—

Net income (loss)	$83.1	$(277.5)	$341.2	$(396.5)

Basic income (loss) per share:
Income (loss) before income taxes	$0.63	$(2.35)	$0.64	$(4.31)
Provision (benefit) for income taxes	(0.46)	0.29	(0.49)	(0.48)

Income (loss) from continuing operations	1.09	(2.64)	1.13	(3.83)
Income (loss) from discontinued operations	(0.01)	0.08	0.06	0.17
Gain (loss) on sale of discontinued operations	(0.32)	—	1.95	—

Net income (loss)	$0.76	$(2.56)	$3.14	$(3.66)

Diluted income (loss) per share:
Income (loss) before income taxes	$0.63	$(2.35)	$0.63	$(4.31)
Provision (benefit) for income taxes	(0.46)	0.29	(0.49)	(0.48)

Income (loss) from continuing operations	1.09	(2.64)	1.12	(3.83)
Income (loss) from discontinued operations	(0.01)	0.08	0.06	0.17
Gain (loss) on sale of discontinued operations	(0.32)	—	1.95	—

	$0.76	$(2.56)	$3.13	$(3.66)

Weighted average shares outstanding:
Basic	108.8	108.5	108.7	108.5
Diluted	109.2	108.5	109.0	108.5

AK Steel Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	September 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$313.9	$54.7
Accounts and notes receivables, net	674.7	399.3
Inventories - net	734.5	730.9
Current assets held for sale	—	46.5
Other current assets	201.9	126.6

Total Current Assets	1,925.0	1,358.0

Property, plant and equipment	4,837.8	4,793.9
Accumulated depreciation	(2,513.7)	(2,360.0)

Property, plant and equipment, net	2,324.1	2,433.9
Non-current assets held for sale	—	65.5
Other	1,104.0	1,168.2

Total Assets	$5,353.1	$5,025.6

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$349.0	$376.3
Other accruals	216.5	181.9
Current liabilities - discontinued operations	—	16.8
Current portion of long-term debt	—	62.5
Current portion of pension & postretirement benefit obligation	147.4	141.4

Total Current Liabilities	712.9	778.9

Long-term debt	1,260.1	1,197.8
Pension & postretirement benefit obligation	2,933.8	2,940.6
Non-current liabilities - discontinued operations	—	9.1
Other liabilities	140.8	152.0

Total Liabilities	5,047.6	5,078.4

Shareholders’ Equity (Deficit)
Common stock - 2004; authorized 200,000,000 shares of $0.01 par value each; 117,330,612 shares issued; 108,776,157 shares outstanding	1.2	1.2
Additional paid-in capital	1,819.9	1,815.9
Treasury stock - 2004; 8,554,455 shares at cost	(122.9)	(122.7)
Accumulated deficit	(1,203.0)	(1,544.2)
Accumulated other comprehensive loss	(189.7)	(203.0)

Total Shareholders’ Equity (Deficit)	305.5	(52.8)

Total Liabilities and Shareholders’ Equity (Deficit)	$5,353.1	$5,025.6

AK Steel Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2004	2003
Cash Flow From Operating Activities:
Net Income (loss)	$341.2	$(396.5)
Depreciation	159.0	171.2
Amortization	10.6	7.9
Deferred taxes	(59.8)	(49.5)
Pension and other postretirement benefit expense in excess of payments	29.5	85.5
Goodwill impairment	—	101.2
Income from discontinued operations	(218.8)	(18.5)
Working capital	(280.0)	(43.3)
Other	(8.4)	8.4

Net Cash Flow From Operating Activities of Continuing Operations	(26.7)	(133.6)

Cash Flow From Investing Activities:
Capital investments	(49.3)	(61.6)
Purchase of investments and businesses	(1.7)	(68.3)
Proceeds from draw on industrial revenue bond proceeds	9.2	—
Proceeds from sale of businesses	333.6	—
Proceeds from sale or liquidation of assets and investments	49.8	4.6

Net Cash Flow From Investing Activities of Continuing Operations	341.6	(125.3)

Cash Flow From Financing Activities:
Principal payment on long-term debt	(62.5)	—
Fees related to new credit facility or new debt	(3.5)	(9.4)
Premium and fees paid on retirement of long-term debt	(2.2)	—
Proceeds on issuance of debt	—	50.0
Purchase of treasury stock	(0.2)	(0.6)
Other	0.2	0.8

Net Cash Flow From Financing Activities of Continuing Operations	(68.2)	40.8

Cash Flow From Discontinued Operations	12.5	(5.4)

Net Increase (Decrease) in Cash	259.2	(223.5)

Cash and Cash Equivalents, Beginning	54.7	282.5

Cash and Cash Equivalents, Ending	$313.9	$59.0

AK Steel Corporation

(Unaudited)

Steel Shipments

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Tons Shipped by Product (000’s)
Stainless/Electrical	255.0	212.1	752.9	665.0
Coated	782.1	732.4	2,430.4	2,129.3
Cold Rolled	273.3	288.2	913.4	851.5
Tubular	44.0	35.4	147.4	88.1
Hot Rolled	129.9	155.4	218.6	315.3
Secondary	57.5	79.2	158.5	217.9

Total Shipments	1,541.8	1,502.7	4,621.2	4,267.1

Shipments by Product (%)
Stainless/Electrical	16.6%	14.1%	16.3%	15.6%
Coated	50.7%	48.7%	52.6%	49.9%
Cold Rolled	17.7%	19.2%	19.8%	20.0%
Tubular	2.9%	2.4%	3.2%	2.1%
Hot Rolled	8.4%	10.3%	4.8%	7.4%
Secondary	3.7%	5.3%	3.3%	5.0%

Total Shipments	100.0%	100.0%	100.0%	100.0%